Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2004 Amended and Restated Equity Incentive Plan and the Amended and Restated 2004 Employee Stock Purchase Plan of Threshold Pharmaceuticals, Inc. of our report dated March 15, 2012, with respect to the consolidated financial statements of Threshold Pharmaceuticals, Inc. as of December 31, 2011, and for the year then ended, and for the period from October 17, 2001 (inception) through December 31, 2011, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
March 15, 2012